UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2011
QLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California (Address of principal executive offices)	92656 (Zip Code)
Registrant’s telephone number, including area code: (949) 389-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c)Appointment of Certain Officers.
     On April 25, 2011, QLogic Corporation (“QLogic” or the “Company”) announced that Jean Hu, 47, has been named Senior Vice President and Chief Financial Officer of QLogic Corporation. Ms. Hu will report to Simon Biddiscombe, President and Chief Executive Officer of QLogic. The Board of Directors approved Ms. Hu’s appointment on April 21, 2011, and her appointment was effective on her first day of employment at QLogic, which was April 25, 2011.
     Ms. Hu served as Chief Financial Officer and Senior Vice President, Business Development, of Conexant Systems, Inc. (“Conexant”), a semiconductor communications systems solution company, from December 2008 until April 2011. She served as Treasurer of Conexant from June 2009 until April 2011. From February 2006 to December 2008, Ms. Hu served as Senior Vice President, Strategy and Business Development, and from February 2004 to February 2006, as Vice President, Strategy and Business Development, at Conexant.
     Ms. Hu is receiving a base salary of $350,000 per year and a target cash incentive equal to 65% of her base salary. In addition, she has been granted 100,000 stock options (the “Option”) and 13,000 restricted stock units (“RSUs”). The Option will vest over four years from the date of award, with 25% vesting on the one year anniversary of the date of award and the balance vesting ratably on a quarterly basis over the remaining three years. The RSUs vest on an annual basis from the date of award over four years.
     The Company has also entered into a change in control severance agreement (the “Agreement”) with Ms. Hu that provides severance benefits should Ms. Hu’s employment terminate in certain circumstances in connection with a change in control of the Company. The Agreement is in the form previously described by the Company in its Form 8-K filing, filed February 15, 2011, with a cash payment multiplier of 1.5 and COBRA coverage for one year. Under the Agreement, both the Option and the RSUs are subject to possible acceleration in the event of termination.
     Under the Agreement, Ms. Hu is not entitled to any tax gross-up payments from the Company. Instead, should any benefits payable to Ms. Hu in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, Ms. Hu is entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in Ms. Hu receiving the greater benefit on an after-tax basis. Ms. Hu’s right to benefits under the Agreement is subject to her execution of a release of claims in favor of the Company upon the termination of her employment.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits
     99.1 Press Release of QLogic Corporation, dated April 25, 2011, announcing the appointment of Jean Hu as Senior Vice President and Chief Financial Officer

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION
April 26, 2011	By:	/s/Michael L. Hawkins
Michael L. Hawkins
Vice President and General Counsel